Exhibit 5




                          [SOMMER & BARNARD LETTERHEAD]


                                  July 26, 1996


Proffitt's, Inc.
115 North Calderwood
Alcoa, Tennessee 37701-9388

Ladies and Gentlemen:

     You have requested our opinion in connection with the Form S-4 Registration Statement which is being filed with the Securities and Exchange Commission by Proffitt's, Inc. ("Proffitt's"), with respect to the shares of the Common Stock, $0.10 par value, of Proffitt's (the "Shares") to be issued to stockholders of Parisian, Inc., an Alabama corporation ("Parisian"), in the event the Agreement and Plan of Merger among Parisian, Casablanca Merger Corp. and Proffitt's is approved and the transactions contemplated therein are consummated, all as further described in the Registration Statement.

     We have examined such records and documents, and have made such investigations of law and fact as we have deemed necessary in the circumstances. Based on that examination and investigation, it is our opinion that, when exchanged in the manner described in the Registration Statement (including all exhibits thereto) and in compliance with the Securities Act of 1933, as amended, and applicable state Blue Sky laws, the Shares will have been duly authorized, validly issued, fully paid and not subject to further assessment.

     We consent to the use of our name under the caption "LEGAL MATTERS" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.
           ---------

                                             Sincerely,

                                             SOMMER & BARNARD, PC


                                             By:
                                                  -----------------------------
                                                  James K. Sommer